Exhibit 5.1
DEPARTMENT: JUSTICE AND CONSTITUTIONAL DEVELOPMENT
REPUBLIC OF SOUTH AFRICA
OFFICE OF THE CHIEF STATE LAW ADVISER
Private Bag X81 PRETORIA 0001 — Tel (012) 315 1122 — Fax (012) 315 1743
Momentum Centre East Tower 12th Floor Pretorius Street PRETORIA
March 8, 2011
The Minister of Finance
Private Bag X115
PRETORIA
0001
Republic of South Africa
Dear Minister Gordhan,
As Chief State Law Adviser of the Republic of South Africa (the “Republic” or “South Africa”), I have acted as counsel for the Republic in connection with the filing of a prospectus supplement of the Republic filed with the U.S. Securities and Exchange Commission on or about March 1, 2011.
I have examined such documents and instruments as I have deemed necessary to give this opinion, including, but not limited to, sections 66(2), 71 and 72 of the Public Finance Management Act, 1999 (Act No. 1 of 1999), as amended, the Amended and Restated Fiscal Agency Agreement, dated as of May 15, 2003 (the “Amended Fiscal Agency Agreement”), between South Africa and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as Fiscal Agent, a form of Global Note, an Underwriting Agreement, dated September 26, 2007 (the “Underwriting Agreement”) and a Pricing Agreement, dated March 1, 2011 which incorporates the terms of the Underwriting Agreement by reference and hereby opine that:
1.	all necessary action has been duly taken by or on behalf of South Africa, and all necessary approvals and consents required under the laws of South Africa have been obtained, for the authorization of the debt securities (“Debt Securities”):

2.	when duly executed and delivered by South Africa and, assuming due authentication thereof pursuant to the Amended Fiscal Agency Agreement, the Debt Securities will constitute valid, legally binding, direct, unconditional and general obligations of South Africa and will rank pari passu, without any preference one over the other by reason of priority of date of issue, currency of payment or otherwise, with all other unsecured indebtedness of South Africa in respect of money borrowed by South Africa and guarantees given by South Africa in respect of money borrowed by others.

I hereby consent to the filing of this opinion as an exhibit to an Amendment to South Africa’s Annual Report on Form 18-K for its Fiscal Year ended March 31, 2010 and to the use of my name and the making of the statements with respect of me that are set forth under the caption “Legal Matters” in the prospectus supplement referred to above and under the caption “Validity of the Securities” in the prospectus of the Republic included in the registration statement filed by South Africa with the Securities and Exchange Commission of the United States. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended.
Yours faithfully
/s/ Enver Daniels
Enver Daniels
CHIEF STATE LAW ADVISER
REPUBLIC OF SOUTH AFRICA

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